Exhibit 99.1

First Quarter 2025 Earnings Results Media Relations: Tony Fratto 212-902-5400 Investor Relations: Jehan Ilahi 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

First Quarter 2025 Earnings Results

Goldman Sachs Reports First Quarter Earnings Per Common Share of $14.12

“Our strong results this quarter have demonstrated that in times of great uncertainty, clients turn to Goldman Sachs for execution and insight. While we are entering the second quarter with a markedly different operating environment than earlier this year, we remain confident in our ability to continue to support our clients.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
1Q25 $15.06 billion	1Q25 $4.74 billion	1Q25 $14.12

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
1Q25 16.9%	1Q25 18.0%	1Q25 $344.20

NEW YORK, April 14, 2025 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $15.06 billion and net earnings of $4.74 billion for the first quarter ended March 31, 2025.

Diluted earnings per common share (EPS) was $14.12 for the first quarter of 2025 compared with $11.58 for the first quarter of 2024 and $11.95 for the fourth quarter of 2024.

Annualized return on average common shareholders’ equity (ROE)1 was 16.9% and annualized return on average tangible common shareholders’ equity (ROTE)1 was 18.0% for the first quarter of 2025.

Goldman Sachs Reports

First Quarter 2025 Earnings Results

Quarterly Highlights

◾

During the quarter, the firm supported clients and continued to execute on strategic priorities, which contributed to the firm’s third highest quarterly net revenues of $15.06 billion, as well as strong net earnings of $4.74 billion and diluted EPS of $14.12.

◾

Global Banking & Markets generated net revenues of $10.71 billion, driven by record net revenues in Equities (including record net revenues in financing) and strong performances in Fixed Income, Currency and Commodities (including record net revenues in financing) and Debt underwriting.

◾

The firm ranked #1 in worldwide announced and completed mergers and acquisitions, equity and equity-related offerings and common stock offerings, and ranked #2 in high-yield debt offerings and leveraged loan offerings, for the year-to-date.[2]

◾	Asset & Wealth Management generated net revenues of $3.68 billion. Assets under supervision[3] increased $36 billion during the quarter to a record $3.17 trillion.

◾	Book value per common share increased by 2.2% during the quarter to $344.20.

Net Revenues

Net revenues were $15.06 billion for the first quarter of 2025, 6% higher than the first quarter of 2024 and 9% higher than the fourth quarter of 2024. The increase compared with the first quarter of 2024 reflected higher net revenues in Global Banking & Markets, partially offset by slightly lower net revenues in Asset & Wealth Management.

Net Revenues
$15.06 billion

Goldman Sachs Reports

First Quarter 2025 Earnings Results

Global Banking & Markets

Net revenues in Global Banking & Markets were $10.71 billion for the first quarter of 2025, 10% higher than the first quarter of 2024 and 26% higher than the fourth quarter of 2024.

Investment banking fees were $1.91 billion, 8% lower than the first quarter of 2024, primarily due to significantly lower net revenues in Advisory compared with a strong prior year period, partially offset by higher net revenues in Debt underwriting, primarily driven by asset-backed and investment-grade activity. Net revenues in Equity underwriting were unchanged. The firm’s Investment banking fees backlog[3] increased compared with the end of 2024.

Net revenues in Fixed Income, Currency and Commodities (FICC) were $4.40 billion, 2% higher than the first quarter of 2024, reflecting higher net revenues in FICC financing, driven by significantly higher net revenues from mortgages and structured lending. Net revenues in FICC intermediation were slightly lower, reflecting lower net revenues in credit products, interest rate products and commodities, largely offset by higher net revenues in currencies and slightly higher net revenues in mortgages.

Net revenues in Equities were $4.19 billion, 27% higher than the first quarter of 2024, due to significantly higher net revenues in Equities intermediation (primarily reflecting significantly higher net revenues in derivatives) and in Equities financing (primarily reflecting significantly higher net revenues in portfolio financing).

Net revenues in Other were $197 million, compared with $12 million for the first quarter of 2024, primarily reflecting significantly lower net losses on hedges.

Global Banking & Markets
$10.71 billion
Advisory	$ 792 million
Equity underwriting	$ 370 million
Debt underwriting	$ 752 million
Investment banking fees	$ 1.91 billion
FICC intermediation	$ 3.39 billion
FICC financing	$ 1.01 billion
FICC	$ 4.40 billion
Equities intermediation	$ 2.55 billion
Equities financing	$ 1.65 billion
Equities	$ 4.19 billion
Other	$ 197 million

Asset & Wealth Management

Net revenues in Asset & Wealth Management were $3.68 billion for the first quarter of 2025, 3% lower than the first quarter of 2024 and 22% lower than the fourth quarter of 2024. The decrease compared with the first quarter of 2024 reflected significantly lower net revenues in Equity investments and Debt investments, partially offset by higher Management and other fees. Net revenues in Private banking and lending and Incentive fees were also higher.

The decrease in Equity investments net revenues reflected significantly lower net gains from investments in private equities and higher net losses from investments in public equities. The decrease in Debt investments net revenues reflected significantly lower net interest income due to a reduction in the debt investments balance sheet and net losses compared with net gains in the prior year period. The increase in Management and other fees primarily reflected the impact of higher average assets under supervision. The increase in Private banking and lending net revenues primarily reflected higher net interest income from lending. The increase in Incentive fees was driven by harvesting.

Asset & Wealth Management
$3.68 billion
Management and other fees	$ 2.70 billion
Incentive fees	$ 129 million
Private banking and lending	$ 725 million
Equity investments	$ (5) million
Debt investments	$ 127 million

Goldman Sachs Reports

First Quarter 2025 Earnings Results

Platform Solutions

Net revenues in Platform Solutions were $676 million for the first quarter of 2025, 3% lower than the first quarter of 2024 and essentially unchanged compared with the fourth quarter of 2024.

Transaction banking and other net revenues were lower compared with the first quarter of 2024, primarily reflecting lower average deposit balances. Consumer platforms net revenues were essentially unchanged compared with the first quarter of 2024.

Platform Solutions
$676 million
Consumer platforms	$ 611 million
Transaction banking and other	$ 65 million

Provision for Credit Losses

Provision for credit losses was $287 million for the first quarter of 2025, compared with $318 million for the first quarter of 2024 and $351 million for the fourth quarter of 2024. Provisions for the first quarter of 2025 primarily reflected net provisions related to the credit card portfolio. Provisions for the first quarter of 2024 reflected net provisions related to both the credit card portfolio (driven by net charge-offs) and wholesale loans (driven by impairments).

Provision for Credit Losses
$287 million

Operating Expenses

Operating expenses were $9.13 billion for the first quarter of 2025, 5% higher than the first quarter of 2024 and 10% higher than the fourth quarter of 2024. The firm’s efficiency ratio[3] was 60.6% for the first quarter of 2025, compared with 60.9% for the first quarter of 2024.

The increase in operating expenses compared with the first quarter of 2024 primarily reflected significantly higher transaction based expenses and higher compensation and benefits expenses (reflecting improved operating performance), partially offset by significantly lower consolidated investment entities expenses, including impairments (largely in depreciation and amortization) and a decrease from the FDIC special assessment fee recognized in the first quarter of 2024 (in other expenses).

Net provisions for litigation and regulatory proceedings were $(11) million for the first quarter of 2025, compared with $23 million for the first quarter of 2024.

Headcount was essentially unchanged compared with the end of 2024.

Operating Expenses
$9.13 billion

Efficiency Ratio
60.6%

Goldman Sachs Reports

First Quarter 2025 Earnings Results

Provision for Taxes

The effective income tax rate for the first quarter of 2025 was 16.1%, down from the full year rate of 22.4% for 2024, primarily reflecting an increase in tax benefits on the settlement of employee share-based awards[4], partially offset by a decrease in other permanent tax benefits, for the first quarter of 2025 compared with the full year of 2024.

Effective Tax Rate
16.1%

Other Matters

◾ On April 11, 2025, the Board of Directors of The Goldman Sachs Group, Inc. (Board) declared a dividend of $3.00 per common share to be paid on June 27, 2025 to common shareholders of record on May 30, 2025.

◾ In the first quarter of 2025, the firm returned $5.34 billion of capital to common shareholders, including $4.36 billion of common share repurchases (7.1 million shares at an average cost of $610.57) and $976 million of common stock dividends. During the quarter, the Board approved a share repurchase program authorizing repurchases of up to $40 billion of common stock.[3]

◾ Global core liquid assets[3] averaged $441 billion for the first quarter of 2025, compared with an average of $422 billion for the fourth quarter of 2024.

Declared Quarterly Dividend Per Common Share
$3.00

Common Share Repurchases
7.1 million shares for $4.36 billion

Average GCLA
$441 billion

Goldman Sachs Reports

First Quarter 2025 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2024.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s Investment banking fees backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, changes in international trade policies, including the imposition of tariffs, an outbreak or worsening of hostilities, volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s Investment banking fees, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2024.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-800-289-0459 (in the U.S.) or 1-323-794-2095 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

First Quarter 2025 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

 $ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2025	DECEMBER 31, 2024	MARCH 31, 2024	DECEMBER 31, 2024	MARCH 31, 2024
GLOBAL BANKING & MARKETS
Advisory	$ 792	$ 960	$ 1,011	(18) %	(22) %
Equity underwriting	370	499	370	(26)	–
Debt underwriting	752	595	699	26	8
Investment banking fees	1,914	2,054	2,080	(7)	(8)

FICC intermediation	3,390	1,750	3,471	94	(2)
FICC financing	1,014	989	852	3	19
FICC	4,404	2,739	4,323	61	2

Equities intermediation	2,547	1,953	1,989	30	28
Equities financing	1,645	1,498	1,322	10	24
Equities	4,192	3,451	3,311	21	27

Other	197	235	12	(16)	N.M.
Net revenues	10,707	8,479	9,726	26	10

ASSET & WEALTH MANAGEMENT
Management and other fees	2,703	2,818	2,452	(4)	10
Incentive fees	129	174	88	(26)	47
Private banking and lending	725	736	682	(1)	6
Equity investments	(5)	729	222	N.M.	N.M.
Debt investments	127	264	345	(52)	(63)
Net revenues	3,679	4,721	3,789	(22)	(3)

PLATFORM SOLUTIONS
Consumer platforms	611	597	618	2	(1)
Transaction banking and other	65	72	80	(10)	(19)
Net revenues	676	669	698	1	(3)

Total net revenues	$ 15,062	$ 13,869	$ 14,213	9	6
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	MARCH 31, 2025	DECEMBER 31, 2024	MARCH 31, 2024
Americas	$ 9,866	$ 9,097	$ 9,181
EMEA	3,491	2,773	3,470
Asia	1,705	1,999	1,562
Total net revenues	$ 15,062	$ 13,869	$ 14,213

Americas	66%	66%	65%
EMEA	23%	20%	24%
Asia	11%	14%	11%
Total	100%	100%	100%

Goldman Sachs Reports

First Quarter 2025 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)3

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2025	DECEMBER 31, 2024	MARCH 31, 2024	DECEMBER 31, 2024	MARCH 31, 2024
REVENUES
Investment banking	$ 1,916	$ 2,056	$ 2,085	(7) %	(8) %
Investment management	2,759	2,923	2,491	(6)	11
Commissions and fees	1,226	1,085	1,077	13	14
Market making	5,723	3,833	6,094	49	(6)
Other principal transactions	543	1,627	1,092	(67)	(50)
Total non-interest revenues	12,167	11,524	12,839	6	(5)

Interest income	19,383	19,954	19,555	(3)	(1)
Interest expense	16,488	17,609	18,181	(6)	(9)
Net interest income	2,895	2,345	1,374	23	111

Total net revenues	15,062	13,869	14,213	9	6

Provision for credit losses	287	351	318	(18)	(10)

OPERATING EXPENSES
Compensation and benefits	4,876	3,759	4,585	30	6
Transaction based	1,850	1,872	1,497	(1)	24
Market development	156	181	153	(14)	2
Communications and technology	506	523	470	(3)	8
Depreciation and amortization	506	498	627	2	(19)
Occupancy	233	240	247	(3)	(6)
Professional fees	424	475	384	(11)	10
Other expenses	577	713	695	(19)	(17)
Total operating expenses	9,128	8,261	8,658	10	5

Pre-tax earnings	5,647	5,257	5,237	7	8
Provision for taxes	909	1,146	1,105	(21)	(18)
Net earnings	4,738	4,111	4,132	15	15
Preferred stock dividends	155	188	201	(18)	(23)
Net earnings applicable to common shareholders	$ 4,583	$ 3,923	$ 3,931	17	17

EARNINGS PER COMMON SHARE
Basic[3]	$ 14.25	$ 12.13	$ 11.67	17%	22%
Diluted	$ 14.12	$ 11.95	$ 11.58	18	22
AVERAGE COMMON SHARES
Basic	320.8	322.4	335.6	–	(4)
Diluted	324.5	328.4	339.5	(1)	(4)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 109,147	$ 108,743	$ 107,343	–	2
Basic shares[3]	317.1	322.9	334.3	(2)	(5)
Book value per common share	$ 344.20	$ 336.77	$ 321.10	2	7

Headcount	46,600	46,500	44,400	–	5

Goldman Sachs Reports

First Quarter 2025 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)3

$ in billions

	AS OF

	MARCH 31, 2025	DECEMBER 31, 2024
ASSETS

Cash and cash equivalents	$ 167	$ 182

Collateralized agreements	398	375

Customer and other receivables	165	134

Trading assets	596	571

Investments	196	184

Loans	210	196

Other assets	34	34

Total assets	$ 1,766	$ 1,676

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$ 471	$ 433

Collateralized financings	330	359

Customer and other payables	254	223

Trading liabilities	233	202

Unsecured short-term borrowings	71	70

Unsecured long-term borrowings	263	243

Other liabilities	20	24

Total liabilities	1,642	1,554

Shareholders’ equity	124	122

Total liabilities and shareholders’ equity	$ 1,766	$ 1,676
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3] $ in billions

	AS OF

	MARCH 31, 2025	DECEMBER 31, 2024

Common equity tier 1 capital	$ 102.7	$ 103.1

STANDARDIZED CAPITAL RULES

Risk-weighted assets	$ 696	$ 689

Common equity tier 1 capital ratio	14.8%	15.0%

ADVANCED CAPITAL RULES

Risk-weighted assets	$ 663	$ 675

Common equity tier 1 capital ratio	15.5%	15.3%

SUPPLEMENTARY LEVERAGE RATIO

Supplementary leverage ratio	5.5%	5.5%
Average Daily VaR (unaudited)[3] $ in millions

	THREE MONTHS ENDED

	MARCH 31, 2025	DECEMBER 31, 2024
RISK CATEGORIES

Interest rates	$ 70	$ 83

Equity prices	42	49

Currency rates	36	31

Commodity prices	15	19

Diversification effect	(72)	(86)

Total	$ 91	$ 96

Goldman Sachs Reports

First Quarter 2025 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3

$ in billions

	AS OF

	MARCH 31, 2025	DECEMBER 31, 2024	MARCH 31, 2024
ASSET CLASS
Alternative investments	$341	$336	$296
Equity	771	772	713
Fixed income	1,221	1,184	1,141
Total long-term AUS	2,333	2,292	2,150
Liquidity products	840	845	698
Total AUS	$3,173	$3,137	$2,848

	THREE MONTHS ENDED

	MARCH 31, 2025	DECEMBER 31, 2024	MARCH 31, 2024
Beginning balance	$3,137	$3,103	$2,812
Net inflows / (outflows):
Alternative investments	4	11	–
Equity	11	4	1
Fixed income	14	7	23
Total long-term AUS net inflows / (outflows)	29	22	24
Liquidity products	(5)	70	(39)
Total AUS net inflows / (outflows)	24	92	(15)
Net market appreciation / (depreciation)	12	(58)	51
Ending balance	$3,173	$3,137	$2,848

Goldman Sachs Reports

First Quarter 2025 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED MARCH 31, 2025
Total shareholders’ equity	$ 123,354
Preferred stock	(14,678)
Common shareholders’ equity	108,676
Goodwill	(5,862)
Identifiable intangible assets	(845)
Tangible common shareholders’ equity	$ 101,969

2.	Dealogic – January 1, 2025 through March 31, 2025.

3.

For information about the following items, see the referenced sections in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2024: (i) Investment banking fees backlog – see “Results of Operations – Global Banking & Markets,” (ii) assets under supervision – see “Results of Operations – Asset & Wealth Management – Assets Under Supervision,” (iii) efficiency ratio – see “Results of Operations – Operating Expenses,” (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management,” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management,” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2024: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy,” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

For information about net interest income and total non-interest revenues, see the firm’s Form 8-K dated January 15, 2025.

Represents a preliminary estimate for the first quarter of 2025 for the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR. These may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2025.

4.

The impact of the tax benefits related to employee share-based awards was a reduction to provision for taxes for the first quarter of 2025 of approximately $525 million, which increased diluted EPS by $1.63 and annualized ROE by 2.0 percentage points.